UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2008

The Sagemark Companies Ltd.
(Exact name of Registrant as Specified in its Charter)

New York	0-4186	13-1948169
(State or other jurisdiction	(Commission File No.)	(IRS EIN)
of incorporation)

1285 Avenue of the Americas, 35th Floor, New York, New York 10019
(Address of Principal Executive Office)

Registrant's telephone number, including area code: (212) 554-4219

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

After review of the Company’s financial condition and meetings and discussions with senior management, on February 6, 2008, the Company’s Board of Directors determined that it was in the best interest of the Company and its shareholders to seek to divest the Company of its equity interest in its PET imaging centers, its entities that provide certain management services to PET imaging centers, and its radiation therapy ventures, in an attempt to satisfy the Company’s debt obligations. Secured debt and guarantees related to the Company’s eight PET imaging center assets approximates $12.9 million and the Company has guaranteed approximately $4.5 million of debt related to one of the Company’s three radiation therapy ventures.

The Company’s significant debt obligations and continued operating losses have been an impediment to efforts to obtain the capital required to support the Company’s current debt obligations, on-going operations and further its radiation therapy initiative.

It was also determined that the Company will seek to restructure certain of its secured debt in anticipation of such divestitures in order to conserve the Company’s limited cash resources. The Company is not current on certain debt payments and does not meet certain minimum cash balances or debt to equity ratio covenants required by certain creditors. The Company does not have sufficient capital to cure any of such defaults or any future defaults that may occur on other such secured indebtedness. Any uncured default of any such debt will have a material adverse affect the Company.

In addition to other factors that have had an impact on the Company’s current financial condition, the reduced insurance reimbursement rates for PET and PET/CT imaging procedures performed at the Company’s PET imaging centers on Medicare patients as a result of the enactment of the Deficit Reduction Act of 2005 which became effective in January 2007, coupled with the loss of market share to competitors due to equipment obsolescence at three of our imaging centers, has had a significant and material adverse affect on the Company’s ability to generate revenue from its PET imaging centers sufficient to support its current debt obligations and on-going operations on a current basis.

The Company is proceeding with its divestiture plans immediately. The Company has commenced negotiations with various parties, some related, regarding the divestiture of it PET imaging centers and has accepted an offer from a related party and entered into a Purchase Agreement with such related party to sell its interest in two of its limited liability companies that provide management services to two PET imaging centers. Pursuant to the terms and conditions of such Purchase Agreement, it is anticipated that the transaction contemplated thereunder will close no later than February 19, 2008. Additionally, the Company is currently in negotiations to divest itself of its interests in its radiation therapy ventures. There can be no assurance that any divestiture transactions will be consummated or if so, what the final terms will be.

The Company cannot provide any assurances as to whether, if ever, it will be able to secure additional capital which it will require to sustain its operations on a current basis or to develop future business opportunities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SAGEMARK COMPANIES LTD.

By: /s/ Ron Lipstein
Ron Lipstein, President and
Chief Executive Officer

Date: February 12, 2008

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as may, could, would, should, believes, expects, anticipates, estimates, intends, plans or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).